SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Trian Fund Management, L.P. has posted to www.RevitalizePG.com, and from time to time may distribute, the following press release (the “Yacktman Press Release”) issued by Yacktman Asset Management (“Yacktman”) which contains a public letter from Yacktman to the Board of Directors (the “Board”) of The Procter & Gamble Company in support of Nelson Peltz's election to the Board. A copy of the Yacktman Press Release is filed herewith:

Yacktman Asset Management Issues Open Letter to the Procter & Gamble Board of Directors

Firm Supports the Election of Nelson Peltz to the Board

Believes the Current Proxy Contest is Unnecessary, Expensive and Not in the Best Interest of Shareholders

AUSTIN, Texas, Sept. 14, 2017 /PRNewswire/ -- Yacktman Asset Management today publicly released a letter to the Board of Directors of the Procter & Gamble Company (NYSE: PG). In the letter, Yacktman expressed its support for the election of Nelson Peltz of Trian Fund Management, L.P. As of June 30, 2017, Yacktman owned 15,456,696 shares of P&G.

Text of Yacktman Asset Management’s September 14, 2017, Letter to the P&G Board of Directors:

The Board of Directors

The Procter & Gamble Company

1 Procter and Gamble Plz

CINCINNATI, OH 45202-3315

Dear Members of the Board:

We are writing today because we intend to vote our shares in favor of the election of Nelson Peltz of Trian Fund Management, L.P., to Procter & Gamble’s board of directors. As of June 30, 2017, Yacktman Asset Management owned 15,456,696 shares of P&G, which represents more than $1.3 billion in value.

Yacktman believes that, after years of business and share price underperformance, P&G shareholders deserve a highly engaged, shareholder-focused voice in the boardroom – a representative who will devote time to P&G by asking the tough questions, demanding strong execution from management, and ensuring proper alignment between compensation and performance. In the 2006 Berkshire Hathaway Annual Report, Warren Buffett stated a new board member should, “be owner-oriented, business-savvy, interested and truly independent.” Yacktman believes that Nelson Peltz possesses all of these characteristics.

Our firm has owned shares in P&G for more than 25 years. We are long-term, patient investors, and have always strived to be a constructive and supportive shareholder. Since our founding in 1992, this is the first time we have written about an election of directors for one of our portfolio investments. We feel compelled to do so because of the depth of our conviction that it is in the best interest of all P&G investors to have Nelson Peltz join the board.

While we have great respect for P&G’s directors and management, we respectfully disagree with the company’s decision not to add Mr. Peltz to its board and instead to conduct – at shareholders’ expense – a costly and distracting proxy fight.

In evaluating Mr. Peltz’s candidacy, we considered the following factors, among others:

•	Shareholder/owner perspective in the board room: Mr. Peltz represents an owner of more than $3 billion in P&G stock. Current outside board members have no meaningful economic investment in the company’s success or failure.
•	Consumer products operational expertise: For years, in our view, P&G has struggled to produce business results and shareholder returns commensurate with its potential. Mr. Peltz brings relevant operational and financial management expertise to P&G. For example, his acquisition of a failing Snapple from Quaker Oats and the rapid turnaround of the company are studied in business schools around the world.
•	Investment track record: We run a concentrated portfolio which, in recent years, has overlapped with investments by Mr. Peltz’s firm, Trian Management, in Bank of New York Mellon Corporation, PepsiCo and Sysco Corporation, in addition to P&G. In these situations, we found Mr. Peltz’s involvement to be a significant benefit to long-term shareholders.

P&G’s management has argued the company is on the right track and implied that any change in the board’s makeup could derail its direction. In our view, one voice on a board cannot upend a successful strategy, but it can serve as a fresh and valuable perspective. Management professes concern that Mr. Peltz could be a distraction if elected. Meanwhile, management has already been distracted by choosing to wage a proxy fight that is costing more than $35 million, not to mention an enormous amount of senior management time.

We are not swayed by management’s enthusiasm for the last quarter or two of financial results, or the company’s recent stock price performance. Management teams, when confronted with a proxy fight, have incentives to produce good short-term results, but these often come at the expense of long-term value. DuPont’s proxy contest with Mr. Peltz a few years ago should serve as a warning to the board and all shareholders to critically examine arguments made by management during the heat of a proxy fight.

P&G is rightfully proud of its 180-year-old history. There is no doubt the company has some of the greatest brands in the world. However, we believe that in recent years P&G has continued to cling too much to its insular culture and past successes while technology is rapidly increasing the rate of change for all businesses. Given Mr. Peltz’s qualifications and his significant ownership interest in P&G, we believe he is well-suited to help P&G navigate these changes and drive long-term value creation for all shareholders.

For these reasons, we intend to vote to elect Nelson Peltz to Procter & Gamble’s board.

Sincerely,

Stephen Yacktman

Chief Investment Officer

About Yacktman Asset Management

Yacktman Asset Management is an investment advisory firm located in Austin, Texas, that employs a disciplined investment approach focused on achieving strong risk adjusted returns over a full market cycle. Yacktman is led by Chief Investment Officer Stephen Yacktman and, as of June 30, 2017, manages more than $15 billion in assets.

Contact

Alex Hinson or Natalie Brandt

Perry Street Communications

214-965-9955

ahinson@perryst.com nbrandt@perryst.com

 In addition, from time to time, Trian Fund Management, L.P. may distribute the following communication, or send or use substantially similar communications, relating to The Procter & Gamble Company:

Read why Yacktman, a top P&G shareholder, is supporting Nelson Peltz. http://bit.ly/2h89F62